Exhibit 10.1

SETTLEMENT, RELEASE AND OTHER COVENANTS AGREEMENT	INSTRUMENTO DE TRANSAÇÃO, QUITAÇÃO E OUTRAS AVENÇAS
This Settlement, Release and Other Covenants Agreement (“Agreement”) is entered into by and among the following parties:	Este Instrumento de Transação, Quitação e Outras Avenças (“Acordo”) é celebrado por e entre as seguintes partes:

On one side,	De um lado,

I.   NEXTEL TELECOMUNICAÇÕES LTDA., a limited liability company organized and existing under the laws of the Federative Republic of Brazil, with head office in the city of São Paulo, State of São Paulo, Brazil, at Avenida das Nações Unidas, 14171, 27th floor, ZIP Code 04794-000, enrolled with the CNPJ/MF under no. 66.970.229/0001-67, herein represented in accordance with its articles of association (hereinafter referred to as “Company”);

I.   NEXTEL TELECOMUNICAÇÕES LTDA., uma sociedade empresária limitada constituída e validamente existente de acordo com as leis da República Federativa do Brasil, com sede na cidade de São Paulo, Estado de São Paulo, Brasil, na Avenida das Nações Unidas, 14171, 27º andar, CEP 04794-000, inscrita no CNPJ/MF sob o nº 66.970.229/0001-67, neste ato, representada na forma de seu contrato social (doravante designada como “Sociedade”);

and, on the other side,	e, de outro lado,

II.   FRANCISCO TOSTA VALIM FILHO, bearer of Identity Card No. [*], enrolled with CPF/MF under no. [*], resident and domiciled at [*], in the city of São Paulo, State of São Paulo, Brazil, Zip Code [*], (herein referred to as “Francisco”).

II.   FRANCISCO TOSTA VALIM FILHO, portador da cédula de identidade RG nº [*] e inscrito no CPF/MF nº [*], residente e domiciliado na [*], na cidade de São Paulo, Estado de São Paulo, Brasil, CEP [*] (doravante designado como “Francisco”).

The Company and Francisco, together are hereinafter referred to as “Parties”, and each of them, separately, as a “Party”.	A Sociedade e Francisco, em conjunto são doravante designados como “Partes”, e cada um deles, individualmente, como “Parte”.

RECITALS	PREÂMBULO

(A)    WHEREAS Francisco entered into a written Employment Agreement with the Company on August 25, 2015 and was hired as an employee of the Company on such date (“Employment Agreement”) to hold a corporate position as an officer of the Company and as part of his activity to concurrently hold the corporate officer positions in the Company’s controlling company and each of the Company’s subsidiaries: Nextel Telecomunicações S.A. (CNPJ No. 00.169.369/0001-22), Nextel Telecomunicações de Longa Distância Ltda. (CNPJ No. 07.053.718/0001-95), Sunbird Participações Ltda. (CNPJ No. 03.749.039/0001-02) and Sunbird Telecomunicações Ltda. (CNPJ 04.221.536/0001-98), all herein referred as the Company or Companies, as it may apply.

(A)    CONSIDERANDO QUE Francisco celebrou contrato escrito de trabalho em 25 de agosto de 2015 e foi contratado como empregado nesta data pela Sociedade (“Contrato de Trabalho”), para exercer o cargo de diretor estatutário na Sociedade e também, como parte de suas atribuições, simultaneamente o cargo de diretor estatutário da controladora da Sociedade e cada uma das subsidiárias da Sociedade: Nextel Telecomunicações S.A. (CNPJ nº 00.169.369/0001-22), Nextel Telecomunicações de Longa Distância Ltda. (CNPJ nº 07.053.718/0001-95), Sunbird Participações Ltda. (CNPJ No. 03.749.039/0001-02) e Sunbird Telecomunicações Ltda. (CNPJ nº 04.221.536/0001-98), todas referidas como Sociedade ou Sociedades, conforme seja aplicável.

(B)    WHEREAS the employment relationship was terminated without cause by the Company as per the termination letter dated April 24, 2017 (“Termination Letter”) (such date, the “Effective Date of Termination”), upon mutual understanding between the Parties for such termination to take place;

(B)    CONSIDERANDO QUE a relação de trabalho foi rescindida sem justa causa pela Sociedade conforme carta de rescisão datada de 24 de abril de 2017 (“Carta de Rescisão”) (referida data, a “Data Efetiva da Rescisão”), mediante mútuo entendimento entre as Partes para a ocorrência dessa rescisão;

(C) WHEREAS the Company has regularly and timely complied with all of its obligations towards Francisco;	(C) CONSIDERANDO QUE a Sociedade tem cumprido, regularmente e pontualmente, com todas as suas obrigações concernentes a Francisco;

NOW THEREFORE, considering the fulfillment of the aforementioned conditions and the mutual premises set forth herein, the Parties, duly assisted by their respective lawyers, agree to enter into this Agreement, in accordance with the following terms and conditions:

POR CONSEGUINTE, em virtude do cumprimento das condições acima mencionadas e das premissas mútuas aqui estabelecidas, as Partes, devidamente assistidas por seus respectivos advogados, concordam em celebrar este Acordo, de acordo com os seguintes termos e condições:

CLAUSE 1. TERMINATION.	CLÁUSULA 1. RESCISÃO.

1.1. This Agreement will be governed by Article 840 of the Brazilian Civil Code, and encompasses all rights, obligations and any controversial issue resulting from the Employment Agreement.	1.1. Este Acordo será regido pelo artigo 840 do Código Civil Brasileiro, e contempla todos os direitos, obrigações e qualquer aspecto controverso decorrentes do Contrato de Trabalho.

1.2. For purposes of this Agreement, the effective date of the full and irrevocable termination of the Employment Agreement is the Effective Date of Termination (as defined above), which complies with the projection of the prior notice period for all effects in accordance with Brazilian labor laws in force, as well as every and all rights and obligations of the Parties relating to the Employment Agreement or any other document, contract, settlement, covenant or undertaking executed or undertaken by and among the Parties related to the Employment Agreement, except for the surviving clauses below.

1.2.   Para os fins deste Acordo, a data efetiva da completa e irrevogável rescisão do Contrato de Trabalho é a Data Efetiva da Rescisão (conforme definido acima), cumprindo com a projeção do período de aviso prévio para todos os efeitos conforme legislação trabalhista vigente, bem como todos e quaisquer direitos e obrigações das Partes relacionadas ao Contrato de Trabalho ou qualquer outro documento, contrato, acordo, obrigação ou compromisso celebrado ou assumido por e entre as Partes relacionadas ao Contrato de Trabalho, exceto as cláusulas de sobrevivência abaixo.

CLAUSE 2. PAYMENT DUE.	CLÁUSULA 2. PAGAMENTO DEVIDO.

2.1. Mandatory Severance Pay and Legal Indemnities. In view of the termination of the Employment Agreement, the Company paid to Francisco, on May 5th 2017, the mandatory legal severance payment in the total gross amount of R$ 604,232.04 (six hundred and four thousand, two hundred and thirty two reais and four cents) (the “Severance Pay”), as described in Annex I.

2.1. Pagamento das Verbas Rescisórias e Indenizatórias Legais. Em razão da rescisão do Contrato de Trabalho, a Sociedade pagou a Francisco, em 05 de maio de 2017, as verbas rescisórias no valor bruto total de R$ 604.232,04 (seiscentos e quatro mil, duzentos e trinta e dois reais e quatro centavos) (as “Verbas da Rescisão”), conforme descrito no Anexo I.

2.2. Payment of Quarterly Bonus. The Company will pay to Francisco the quarterly bonus in the total gross amount of R$ 1,200,000.00 (one million, two hundred thousand Reais) (“Quarterly Bonus”) on Execution Date of Agreement as defined in Clause 3.1 below.

2.2. Pagamento de Bônus Trimestral. A Sociedade pagará a Francisco o bônus trimestral no valor bruto total de R$ 1.200.000,00 (um milhão e duzentos mil reais) (“Bônus Trimestral”) na Data de Assinatura do Acordo conforme definido na Cláusula 3.1 abaixo.

2.3. The payments indicated in Clause 2.1 (except for the FGTS which was paid according to Clause 2.4) and 2.2 will be made by means of wire transfer (TED) to the following bank account:
2.3. Os pagamentos indicados nas Cláusulas 2.1 (exceto pelo FGTS que foi pago nos termos da Cláusula 2.4) e 2.2 serão efetuados mediante a transferência eletrônica de recursos imediatamente disponíveis (TED) para a seguinte conta bancária:

Account holder: [*]	Titular da conta: [*]
CPF/MF no.: [*]	CPF/MF nº: [*]
Bank: [*]	Banco: [*]
Branch no.: [*]	Agência nº: [*]
Checking Account no.: [*]	Conta Corrente nº: [*]

2.3.1.   The effective bank transfer of the Severance Pay and the Quarterly Bonus shall be deemed as a full, general, irrevocable and irreversible receipt and release by Francisco of such payments by the Company, and the Parties agree that the confirmation by the bank of such transfers shall constitute sufficient evidence of payment and release of such obligations.

2.3.1. A efetiva transferência bancária das Verbas Rescisórias e do Bônus Trimestral deverá ser considerada como a mais plena, geral, irrevogável e irreversível quitação e recibo por Francisco no tocante aos respectivos pagamentos devidos pela Sociedade, de modo que as Partes concordam que a confirmação pelo banco de tais transferências deverá constituir evidência suficiente de seu pagamento e quitação.

2.4.   The Company has deposited in Francisco’s FGTS bank account the amounts corresponding to the FGTS due in connection with Francisco’s termination in accordance with the law, including the fine corresponding to 40% of FGTS.
2.4. A Sociedade depositou na conta vinculada do FGTS de Francisco os valores de FGTS incidentes de acordo com a rescisão nos termos da lei, incluindo a multa de 40% do FGTS.

2.5.   Costs and Expenses. Francisco hereby acknowledges and agrees that there are no expenses incurred by Francisco in the development of his activities in the Company that are pending reimbursement by the Company.

2.5.   Custos e Despesas. Francisco, neste ato, reconhece e acorda que não há qualquer despesa incorrida por ele na consecução de suas atividades na Sociedade que ainda esteja pendente de reembolso pela Sociedade.

2.6.   Legal Retentions. Under Brazilian applicable law, the Company is authorized to make all necessary legal deductions and/or retentions with respect to the payments owed to Francisco under this Clause 2, including applicable taxes.

2.6.   Retenções Legais. De acordo com a legislação brasileira aplicável, a Sociedade está autorizada a realizar todas as deduções legais e/ou retenções necessárias relativas aos pagamentos devidos a Francisco nos termos desta Cláusula 2, incluindo os tributos incidentes.

CLAUSE 3. ADDITIONAL BENEFITS AND PAYMENTS FOR SETTLEMENT AND RELEASE AND OTHER COVENANTS UNDER THIS AGREEMENT.	CLÁUSULA 3. PAGAMENTOS E BENEFÍCIOS ADICIONAIS PARA FINS DE TRANSAÇÃO E QUITAÇÃO E OUTRAS AVENÇAS MEDIANTE ESTE ACORDO.

3.1. Provided that this Agreement is signed by both Parties and their respective lawyers (“Execution Date of Agreement”), the Company agrees to provide Francisco with the following benefits:	3.1. Desde que este Acordo seja assinado por ambas as Partes e pelos seus respectivos advogados (“Data da Assinatura do Acordo”), a Sociedade concorda conceder ao Francisco os seguintes benefícios:

(a)    Indemnification of a gross amount of R$ 7,087,838 (seven million, eighty seven thousand, eight hundred and thirty eight Reais), less the gross amount set forth in Clause 2.1 above. The gross outstanding amount will be paid by means of a wire transfer (TED) to Francisco’s bank account mentioned above on the Execution Date of Agreement; and

(a)    Indenização no valor bruto de R$ 7.087.838,00 (sete milhões, oitenta e sete mil, oitocentos e trinta e oito reais), descontado do valor bruto mencionado na Cláusula 2.1 acima. O valor bruto remanescente será pago por meio de transferência eletrônica de recursos imediatamente disponíveis (TED), para a conta bancária de Francisco mencionada acima, na Data da Assinatura do Acordo; e

(b)    Potential indemnification of a gross amount of R$ 7,087,837 (seven million, eighty seven thousand, eight hundred and thirty seven Reais) due in the event of a closing of any transaction involving directly or indirectly the change of control of the Company (for purposes of this Clause, there will be change of control in the event of (i) a sale or transfer, directly or indirectly, of more than 50% of the voting equity interest of the Company, including by means of a corporate reorganization, such as merger, acquisition or incorporation involving the Company that results on the transfer of control of the Company to a third party; or (ii) a sale of substantially all of the Company’s assets) (“Change of Control Transaction”), provided that the signing of the binding agreement(s) related to such Change of Control Transaction occurs within one (1) year from the Execution Date of Agreement. The payment of the indemnification set forth in this Clause 3.1(b) will be made by the Company to Francisco within five (5) days from the closing date of the Change of Control Transaction, regardless of the time it takes from the signing to the closing of the Change of Control Transaction. For the avoidance of doubts, if within such period of one (1) year from the Execution Date of Agreement, no binding agreement regarding a Change of Control Transaction is signed, for any reason and as long as no act is proven to have been taken by the Company for the sole purpose of avoiding the right of Francisco provided in this Clause 3.1(b), no indemnification set forth in this Clause 3.1(b) will be due to Francisco.

(b)    Possível indenização no valor bruto de R$ 7.087.837,00 (sete milhões, oitenta e sete mil, oitocentos e trinta e sete Reais), devida na hipótese de fechamento de uma transação envolvendo mudança, direta ou indireta, de controle da Sociedade (para fins dessa cláusula, haverá mudança de controle nas hipóteses de (i) alienação ou transferência, direta ou indiretamente, de mais de 50% da participação societária votante da Sociedade, incluindo por meio de operações de reorganização societária, tais como fusão, aquisição ou incorporação envolvendo a Sociedade que importe na transferência do controle da Sociedade que resulte em transferência de controle da Sociedade para terceiros; ou (ii) alienação substancial de todos os ativos da Sociedade) (“Transação de Mudança de Controle”), desde que a assinatura do(s) documento(s) vinculante(s) referente(s) a tal Transação de Mudança de Controle ocorrer dentro do prazo de 1 (um) ano contado da Data de Assinatura do Acordo. O pagamento da indenização prevista nesta Cláusula 3.1(b) será efetuado pela Sociedade ao Francisco no prazo de até 5 (cinco) dias contados da data do fechamento da Transação de Mudança de Controle, independentemente do tempo que leve desde a assinatura até o fechamento da Transação de Mudança de Controle. Para fins de esclarecimento, se dentro do referido prazo de 1 (um) ano contado da Data de Assinatura do Acordo, nenhum documento vinculante tendo por objeto uma Transação de Mudança de Controle tenha sido assinado, por qualquer razão e desde que nenhum ato seja comprovadamente praticado pela Sociedade com o propósito exclusivo de obstar o direito de Francisco previsto nesta Cláusula 3.1(b), nenhuma indenização prevista nesta Cláusula 3.1(b) será devida ao Francisco.

3.1.1. In relation to items (a) and (b) above, the Company will make deductions of income tax and other contributions as per the applicable law.	3.1.1. Em relação aos itens (a) e (b) acima, a Sociedade fará as deduções de imposto de renda e outras contribuições conforme lei aplicável.
CLAUSE 4. CONFIDENTIALITY AND OTHER COVENANTS	CLÁUSULA 4. CONFIDENCIALIDADE E OUTRAS AVENÇAS

4.1.    For one (1) year from the Effective Date of Termination, Francisco shall not use, disclose or otherwise reveal confidential information of the Companies to which he had access as a result of the performance of his activities (“Confidential Information”).

4.1.   Pelo período de um (1) ano a contar da Data Efetiva da Rescisão, Francisco se compromete a não utilizar, divulgar ou de qualquer outra forma revelar informações confidenciais das Sociedades a que tenha tido acesso no desenvolvimento de suas atividades (“Informações Confidenciais”).

4.2.    Confidential Information, for the purpose of this Agreement, includes, without limitation, employees and employees´ compensation lists, acquisition plans, pricing policies, working and operational methods, commercial strategies, businesses and market strategies, advertisement and marketing plans, commercial, industrial and business secrets, technologies, know-how, formulas, projects, designs, models, sketches, drafts, plans, patents, computer programming techniques, computer programs, prices, lists of suppliers and clients, performance, profits, costs, sales, financial reports, market share and special operations, or any other confidential information relating to the business and operations of the Companies or of any its affiliates to which Francisco had access as a result of the performance of his activities.

4.2. Informações Confidenciais, para os fins deste Acordo, incluem, mas não se limitam, listas de empregados e remunerações, planos de aquisição, políticas de preços, métodos de trabalho e operações, estratégias comerciais, estratégias de negócios e mercado, planos de propaganda e marketing, segredos comerciais, industriais e de negócios, tecnologias, know-how, fórmulas, projetos, designs, modelos, desenhos, esboços, planos, patentes, técnicas de programação de computador, programas de computador, preços, listas de fornecedores e de clientes, desempenho, lucro, custos, vendas, relatórios financeiros, participações de mercado e operações especiais, ou qualquer outra informação confidencial relativa aos negócios e operações das Sociedades ou de qualquer de suas afiliadas a qual Francisco tenha tido acesso no desenvolvimento de suas atividades profissionais.

4.3.    In the event that Francisco is requested by virtue of law or is required by governmental authorities, for any reason whatsoever, to disclose any Confidential Information, he must immediately notify the Company about the requested disclosure so that the Company can take any and all measures that it deems necessary to (i) avoid the disclosure of the Confidential Information; or (ii) instruct Francisco as to how the Confidential Information should be disclosed, provided that such measures do not result in any violation of the law or governmental authorities’ order. If Francisco discloses Confidential Information by virtue of law or governmental authorities’ order, such disclosure shall not be considered a breach of the commitments of the Parties pursuant to this Clause 4, even if it could adversely affect the Company. Francisco undertakes to take any and all possible action to cooperate with the Company to keep confidential the Confidential Information. The actions to be taken by Francisco include, but are not limited to, requesting to the relevant judicial or administrative authorities confidential treatment to the Confidential Information. Any and all expenses for measures deemed necessary by the parties in connection with this Clause 4.3 will be paid by the Company.

4.3.    Caso Francisco venha a ser obrigado por força de lei ou venha a ser requerido por autoridades governamentais, por qualquer que seja o motivo, a divulgar quaisquer Informações Confidenciais, deverá imediatamente notificar a Sociedade sobre o fato para que esta possa, então, deliberar sobre as medidas que julgue necessárias a fim de: (i) evitar a divulgação das Informações Confidenciais; ou (ii) instruir Francisco sobre o modo como as Informações Confidenciais devem ser divulgadas, desde que tais medidas não impliquem em violação à determinação legal ou ordem das autoridades governamentais. Caso Francisco divulgue Informações Confidenciais por ordem legal ou determinação de autoridades governamentais, tal divulgação não deve ser considerada como uma violação dos compromissos das Partes em razão desta Cláusula 4, mesmo que isso possa afetar negativamente a Sociedade. Francisco se compromete a tomar todas e quaisquer medidas possíveis para cooperar com a Sociedade para manter confidenciais as Informações Confidenciais. As medidas a serem tomadas pelo Francisco incluem, exemplificativamente, o pedido às autoridades judiciais ou administrativas relevantes do tratamento confidencial das Informações Confidenciais. Toda e quaisquer despesas relativas às medidas consideradas necessárias pelas Partes em referência a esta Cláusula 4.3 serão arcadas pela Sociedade.

4.4. Francisco represents and warrants under penalty of law that he has returned any and all material containing Confidential Information.	4.4. Francisco declara e garante sob as penas da lei que ele devolveu qualquer e todo material contendo Informações Confidenciais.
4.5. The breach of the confidentiality obligation will result in the termination with cause of the Agreement, and may result in criminal penalties arising from a criminal procedure and civil sanctions.
4.5. A violação da obrigação de confidencialidade implicará rescisão por justa causa deste Acordo, sem prejuízo das sanções penais decorrentes de procedimento criminal e sanções civis.

CLAUSE 5. NON-DISPARAGEMENT AND NON-INTERFERENCE.

5.1. Francisco acknowledges and agrees that he shall not attempt, at any time, directly or indirectly, personally or through any persons and/or company, corporation or any other entity, to make any disparaging comments regarding the Company, its subsidiaries (in Brazil or abroad), direct and indirect quotaholders, associated companies, affiliates or other entities connected with them in any way, as well as its respective partners, officers, directors, employees, consultants, representatives, or any other companies belonging to the same economic group, with respect to any circumstances or facts arising from or relating to the relationship terminated herein, and the Company will also not make any disparaging comments with respect to Francisco; provided that in case Francisco and/or the Company, its subsidiaries and/or any other company of their group are required to disclosed any true facts and/or information about Francisco to governmental authorities for any reason whatsoever, such disclosure shall not be considered a breach of commitments by the Parties pursuant to this Clause 5, even if it could tarnish or otherwise adversely affect the image of Francisco.

CLÁUSULA 5. NÃO DEPRECIAÇÃO E NÃO INTERFERÊNCIA.

5.1. Francisco reconhece e concorda que ele não deve tentar, em qualquer tempo, seja diretamente ou indiretamente, pessoalmente ou por meio de qualquer pessoa e/ou sociedade, companhia ou qualquer outra entidade, fazer qualquer comentário depreciativo sobre a Sociedade, suas subsidiárias (no Brasil ou no exterior), seus sócios diretos e indiretos, coligadas, afiliadas ou outras entidades a elas relacionadas de qualquer forma, bem como seus respectivos sócios, diretores, conselheiros, empregados, consultores, representantes, ou quaisquer outras sociedades pertencentes ao mesmo grupo econômico, com relação a quaisquer circunstâncias ou fatos decorrentes de ou relacionados à relação extinta por meio deste Acordo, e a Sociedade também não fará qualquer comentário de demérito a respeito de Francisco, sendo certo que caso Francisco e/ou a Sociedade, as suas subsidiárias e/ou qualquer outra sociedade pertencente ao seu grupo sejam requeridas a divulgar quaisquer fatos e/ou informações verdadeiros sobre Francisco às autoridades governamentais por qualquer que seja o motivo, tal divulgação não deve ser considerada como uma violação dos compromissos das Partes em razão desta Cláusula 5, mesmo que isso possa manchar ou de outro modo afetar negativamente a imagem de Francisco.

5.2. The breach of the non-disparagement and non-interference obligations will result in the termination with cause of the Agreement, and may result in criminal penalties arising from a criminal procedure and civil sanctions.

5.2.  A violação das obrigações de não-depreciação e não-interferência implicarão rescisão por justa causa deste Acordo, sem prejuízo das sanções penais decorrentes de procedimento criminal e sanções civis.

CLAUSE 6. COMPETING ACTIVITIES AND NON-SOLICITATION (OF EMPLOYEES AND CLIENTS)	CLÁUSULA 6. DAS ATIVIDADES COMPETITIVAS E NÃO ALICIAMENTO (A EMPREGADOS E CLIENTES)

6.1. For one (1) year from the Effective Date of Termination (“Non-Compete Period”), Francisco shall not compete with the Company, in accordance with the following provisions:	6.1. Pelo prazo de 1 (um) ano da Data Efetiva da Rescisão (“Período de Não-Concorrência”), Francisco não deve concorrer com a Sociedade, de acordo com os seguintes termos:

(a)    Francisco shall not act, participate and/or get involved in any work or activity which competes directly or indirectly (including by means of any entity in which Francisco holds an equity interest) with the Company’s activities, either as owner, partner, shareholder, representative, director, officer, consultant or employee, nor shall assist in companies related to the development, manufacturing or sale of a product, process or mechanism, similar or competitive with those to which he/she had access at the Company or that are developed, manufactured or sold by the Company; being allowed, however, to freely work and/or be engaged in activities which do not compete with those performed by the Company; and

(a)    Francisco não atuará, participará e/ou se envolverá em qualquer trabalho ou atividade que concorra, direta ou indiretamente (incluindo por meio de sociedade na qual Francisco tenha participação societária), com as atividades da Sociedade, seja como proprietário, sócio, representante, conselheiro, diretor, consultor ou empregado, e nem deve auxiliar em sociedades relacionadas ao desenvolvimento, fabricação ou venda de um produto, processo ou mecanismo, similar ou concorrente com aqueles a que teve acesso na Sociedade, ou que sejam desenvolvidos, fabricados ou vendidos pela Sociedade, podendo, todavia, trabalhar livremente e/ou se envolver em atividades não concorrentes às desempenhadas pela Sociedade;

(b)    Francisco shall not incorporate and/or acquire any ownership interest in any company or groups of companies which develop any activities competing with those performed by the Company and/or any other company of its economic group, except for ownership interest not exceeding 5% (five per cent) of a listed company.

(b)    Francisco não pode constituir e/ou adquirir qualquer participação societária em qualquer sociedade ou grupo de sociedades que desenvolvam qualquer atividade que seja concorrente às atividades da Sociedade e/ou de qualquer sociedade que integre o seu grupo econômico, com exceção de participações societárias inferiores a 5% (cinco por cento) de uma companhia listada.

(c) The non-compete obligation will cover the territory of Brazil and will be related to the Company´s wireless operators business.	(c) A obrigação de não-concorrência cobrirá o território do Brasil e estará relacionada com o negócio de operadoras sem fio da Sociedade.

(d) The indemnification for the non-compete obligation is represented by the amount preset forth in Clause 3.1(a) and 3.1(b), to the extent it has been paid, above.	(d) A indenização pela obrigação de não-concorrência está representada pelo valor da Cláusula 3.1(a) e 3.1(b), na medida em que tiver sido pago, acima.

(e) In case of specific violation of the non-compete obligation, the fine due by Francisco will be limited to the indemnification amount indicated in Clause 3.1(a) and Clause 3.1(b), to the extent it has been paid, and it will be proportional to the number of months of noncompliance with the non-compete obligation (1/12 per month considering 15 days or more of non-compliance by Francisco). In case of spontaneous payment of the fine by Francisco to the Company, on the total amount or proportional to the remaining period, such payment will release Francisco immediately from the non-compete obligation. In addition, Francisco agrees that, in the event of noncompliance with the non-compete obligation, the indemnification amount set forth in Clause 3.1(b) shall not be due by the Company, whether or not a Change of Control Transaction has occurred or occurs in the future.

(e) Na hipótese específica de violação da obrigação de não-concorrência, a multa devida por Francisco será limitada ao valor da indenização indicada na Cláusula 3.1(a) e Cláusula 3.1(b), na medida em que tal indenização tenha sido paga, e será proporcional ao número de meses de descumprimento da obrigação de não concorrência (1/12 avos por mês considerando 15 dias ou mais de descumprimento por Francisco). Na hipótese de pagamento espontâneo da multa por Francisco à Sociedade, do valor total ou proporcional ao período remanescente, tal pagamento liberará Francisco imediatamente da obrigação de não-concorrência. Além disso, Francisco concorda que, em caso de descumprimento da obrigação de não concorrência, nenhum valor de indenização previsto na Cláusula 3.1(b) será devido pela Sociedade, ainda que uma Transação de Mudança de Controle tenha ocorrido ou ocorra no futuro.

6.2. For one (1) year from the Effective Date of Termination (“Non-Solicit Period”), Francisco shall not solicit, either directly or indirectly, in accordance with the following provisions:	6.2. Pelo prazo de 1 (um) ano da Data Efetiva da Rescisão (“Período de Não-Aliciamento”), o Francisco não deve aliciar, seja direta ou indiretamente, de acordo com os seguintes termos:

(a) solicit or recruit business, approach, encourage or accept any approach from any third party whom has been a customer of the Company at any time during the last 12 (twelve) months (“Customer”);
(a)    solicitar ou angariar negócios, abordar, incentivar ou aceitar qualquer abordagem de qualquer terceiro que tenha sido um cliente da Sociedade em qualquer momento durante o período dos últimos 12 (doze) meses (“Cliente”);

(b) solicit, indicate, induce, recruit, hire, nor to induce the hiring of employees Global Grade 16 and below of the Company or to encourage them to leave their job;	(b) aliciar, indicar, induzir, recrutar, contratar, nem a fazer com que empregados da Sociedade Grau Global 16 ou abaixo sejam contratados por terceiros ou encorajá-los a deixar seu emprego;

(c)    persuade, attempt to persuade any Customer to cease doing business with the Company, reduce the demand of business that such Customer carries out with the Company, or solicit in his/her own benefit or in the benefit of any individual or legal entity (other than the Company) the businesses between the Company and its Customers; or

(c)    persuadir, tentar persuadir qualquer Cliente a deixar de realizar negócios com a Sociedade, reduzir a demanda de negócios que tal Cliente realiza com ela, ou aliciar em benefício próprio ou de qualquer outra pessoa ou pessoa jurídica (que não a Sociedade) os negócios entre a empresa e seus Clientes; ou

(d) interfere in any manner in the relationship by and among the Company and its Customers, employees and/or suppliers.	(d) interferir, de qualquer maneira, no relacionamento entre a Sociedade e seus Clientes, empregados e/ou fornecedores.

6.3. The Company reserves the right to take any legal action which may be required in case of breach of these conditions by Francisco.	6.3. A Sociedade reserva-se o direito de tomar qualquer medida legal que seja necessária em caso de violação destas condições pelo Francisco.

CLAUSE 7. WARRANTIES AND REPRESENTATIONS

7.1. Francisco acknowledges and represents, subject to the legal penalties applicable, that he received from the Company, its controlling companies and its subsidiaries all obligations, either in writing or not, related to his relationship with the Company and each of its subsidiaries, with respect to his length of service, salaries, vacations, 13th salary and FGTS, incentives, quarterly bonuses, stock options, restricted stocks, contractual benefits and the related payments amounts and respective conditions, and that there are no pending amounts or differences in the amounts related to those titles and/or obligations to be fulfilled by the Company, its controlling company and its subsidiaries either provided under the law, Employment Agreement or collective bargaining agreement, nor any fact or event resulting from his employment relationship or his corporate relationship, as applicable, that may constitute past obligations or give rise to future obligations for the Company, its controlling company and its subsidiaries, or restrain or impede the termination of the Employment Agreement. Francisco further represents that he is not entitled to any other additional severance or other payments as the events that would trigger such payment did not occur prior to the Effective Termination Date. Francisco also warrants that he was duly assisted by his lawyer and was given full opportunity to discuss with, or submit to the Company, its controlling company and its subsidiaries any and all pending matters, facts or events of obligation nature or which might bind the Company in any manner whatsoever, so that this Agreement represents a complete warranty by Francisco that the Company or any other company of the same economic group of Brazil or of abroad, complied with all their obligations.

CLÁUSULA 7. GARANTIAS E DECLARAÇÕES

7.1. Francisco reconhece e declara, sujeito às penalidades legais aplicáveis, que recebeu da Sociedade, sua controladora e das suas subsidiárias todas as obrigações relacionadas ao seu vínculo com a Sociedade, controladora e cada uma das suas subsidiárias, sejam tais obrigações formalizadas por escrito ou não, inclusive em relação ao seu tempo de serviço, salários, férias, 13º salários e FGTS, incentivos, bônus trimestrais, opção de compra de ações e ações restritas, benefícios contratuais e respectivas quantias de pagamentos e respectivas condições, e que não há assuntos pendentes e/ou obrigações a serem cumpridas pela Sociedade, sua controladora e as suas subsidiárias ou previstas na lei, Contrato de Trabalho ou convenção coletiva, nem qualquer fato ou evento resultante da sua relação empregatícia ou sua relação estatutária, conforme aplicável, que possa constituir obrigações passadas ou originar obrigações futuras para a Sociedade, sua controladora e as suas subsidiárias, ou restringir ou impedir o término do Contrato de Trabalho. Francisco declara adicionalmente que não tem direito a qualquer outro adicional de rescisão ou outros pagamentos, ou proteção, em razão dos eventos que o tornariam elegível não terem ocorrido antes da Efetiva Data da Rescisão. Francisco também declara que foi devidamente assistido por seu advogado e teve plena oportunidade de discutir ou submeter a ela, sua controladora e às suas subsidiárias todos e quaisquer assuntos, fatos ou eventos pendentes de natureza obrigacional ou que possam vincular a Sociedade de qualquer outra forma, razão pela qual este Acordo representa a mais completa garantia de Francisco que a Sociedade ou qualquer outra sociedade do mesmo grupo econômico do Brasil ou do exterior cumpriu com todas as suas obrigações.

CLAUSE 8. RELEASE.

8.1. As a result of this Agreement, Francisco hereby expressly grants to the Company, its controlling company and its subsidiaries and any other company of the same economic group of the Company, in Brazil or abroad, board of directors, legal representatives, managers, employees and collaborators, the fullest, most complete, general and irrevocable release from any and all possible rights and/or payments related to or which may arise from the relationship as employee under his capacity of officer maintained with the Company, its controlling company, and its subsidiaries, and/or with any other company of the same economic group of the Company and subsidiaries, in Brazil or abroad.

CLÁUSULA 8. QUITAÇÃO.

8.1. Como resultado deste Acordo, Francisco outorga expressamente à Sociedade, controladora e as suas subsidiarias e a qualquer empresa pertencente ao mesmo grupo econômico da Sociedade, no Brasil ou no exterior, sua diretoria, representantes legais, gerentes, empregados e colaboradores, a qualquer título, a mais plena, rasa, geral e irrevogável e irretratável quitação com relação a todos e quaisquer direitos e/ou pagamentos possíveis, de qualquer ordem e/ou natureza, oriundos do seu relacionamento como empregado em sua capacidade como administrador com a Sociedade, controladora e suas subsidiárias e/ou com qualquer empresa do grupo econômico da Sociedade e suas subsidiárias, no Brasil ou no exterior.

CLAUSE 9. MEASURES (WITHDRAWAL OF COMPANY AND SUBSIDIARIES’ MANAGEMENT).

9.1. Following the termination of the Employment Agreement, the Company and its subsidiaries shall arrange the respective amendment of the Articles of Association to formalize Francisco’s withdrawal from the management of the Company and its subsidiaries and his replacement for a new manager. Francisco acknowledges that all the administrative public measures may take a certain period of time and undertakes to sign Company and Subsidiaries’ amendment to the Articles of Association and any other documents to give effect to his withdrawal from the management, therefore, the Company and its subsidiaries also undertake to carry out the amendments to its corporate documents and other necessary measures as soon as reasonably possible.

CLÁUSULA 9. PROVIDÊNCIAS (SAÍDA DA ADMINISTRAÇÃO DA SOCIEDADE E SUBSIDIÁRIAS).

9.1. Após o término do Contrato de Trabalho, a Sociedade e as suas subsidiárias deverão providenciar a respectiva alteração de Contrato Social para formalizar a saída de Francisco da administração da Sociedade e das suas subsidiárias e a substituição por um novo administrador. Francisco reconhece que todas as medidas administrativas públicas podem levar um certo período de tempo e compromete-se a assinar a alteração do Contrato Social e quaisquer outros documentos necessários para efetivar a sua saída da administração, assim, a Sociedade e suas subsidiárias também se comprometem a efetivar as alterações de seus documentos societários e demais providências necessárias tão logo quanto razoavelmente possível.

9.2. Francisco´s liability in his condition as an employee officer for any act performed on behalf of the Company and its subsidiaries shall cease to exist in relation to the Company, its controlling company, its subsidiaries and/or any third parties as from the Effective Date of Termination of the Employment Agreement, except (a) in case of proven gross negligence and willful misconduct by Francisco; and/or (b) for any and all losses incurred by the Company and/or its parent entities and/or any of its subsidiaries as a result of any proven illegal and/or fraudulent act performed by Francisco during the period that he acted as employee and/or executive officer of the Company and its subsidiaries; and/or (c) if otherwise provided for in the applicable Brazilian law.

9.2. A responsabilidade do Francisco por qualquer ato executado em nome da Sociedade e das suas subsidiárias deverá cessar, com relação à Sociedade, sua controladora e as suas subsidiárias e/ou qualquer terceiro, a partir da Data Efetiva da Rescisão do Contrato de Trabalho, exceto (a) em caso de negligência grave e ato doloso praticados comprovadamente pelo Francisco; e/ou (b) por todas e quaisquer perdas incorridas pela Sociedade e/ou controladora final e/ou quaisquer das suas subsidiárias em virtude de qualquer ato comprovadamente ilegal ou fraudulento praticado pelo Francisco durante o período em que este atuou como empregado e/ou diretor executivo da Sociedade e das suas subsidiárias; e/ou (c) se de qualquer outro modo estiver previsto na legislação brasileira aplicável.

9.3. Except in cases (a) and (b) indicated in Clause 9.2 above, the Company shall hold Francisco harmless from, against and in respect of any claim, or the commencement of any suit, litigation, demand or judicial or administrative proceeding in respect of which indemnity may be sought from Francisco (hereinafter the “Claims”), in view of his employment relationship and/or his position as Company and its subsidiaries’ manager. Francisco shall give prompt written notice to the Company of the assertion of any Claim, in a reasonable time to allow the Company to take charge of defense of the Claims. To the extent the Company is duly informed to conduct the defense of such Claims, it shall pay all expenses arising from the defense. Francisco shall cooperate in the defense of any such Claim, whenever requested by the counsels indicated by the Company. In addition, Francisco shall have the right to participate under the direction of the Company and its counsel (which direction shall be reasonably calculated to minimize the liability of Francisco) in the defense of such Claim.

9.3. Exceto nas hipóteses (a) e (b) indicadas na Cláusula 9.2 acima, a Sociedade deverá manter Francisco indene de, contra e em relação a qualquer reivindicação ou o início de qualquer ação, litígio, demanda ou processo judicial ou administrativo a respeito de qualquer indenização que possa ser solicitada a Francisco (doravante as “Reclamações”), em razão do seu vínculo empregatício e/ou seu cargo de administrador da Sociedade e suas subsidiárias. Francisco deverá informar imediatamente à Sociedade, por escrito, da ciência de qualquer Reclamação, em tempo razoável, para que a Sociedade se encarregue da defesa das Reclamações. Na medida em que a Sociedade seja notificada para conduzir a defesa das referidas Reclamações, ela deverá arcar com todas as despesas decorrentes da defesa. Francisco deverá cooperar na defesa de tal Reclamação, quando solicitado pelos advogados indicados pela Sociedade. Além disso, Francisco terá o direito de participar da orientação da Sociedade e de seus advogados (direcionamento este que deverá ser razoavelmente calculado para minimizar a responsabilidade de Francisco) na defesa de tal Reclamação.

CLAUSE 10. PROPERTY.

10.1. Francisco returned to the Company, on the Effective Date of Termination, and did not keep any copy or other kind of reproduction of any property of the Company in his possession, including any written material, files under any type of media or other documents that have been delivered to Francisco or to which Francisco has had access.

CLÁUSULA 10. DAS PROPRIEDADES.

10.1. O Francisco devolveu à Sociedade, na Data Efetiva da Rescisão, sem reter qualquer cópia ou outro tipo de reprodução de qualquer bem de propriedade da Sociedade que estava em sua posse, incluindo qualquer material escrito, arquivos em qualquer tipo de mídia ou outros documentos que tenham sido entregues a Francisco ou a que Francisco tenha tido acesso.

CLAUSE 11. GENERAL PROVISIONS.	CLÁUSULA 11. DISPOSIÇÕES GERAIS.

11.1. Irrevocability and Indefeasibility. This Agreement is executed on an irrevocable and indefeasible basis.	11.1. Irrevogabilidade e Irretratabilidade. Este Acordo é assinado em caráter irrevogável e irretratável.

11.2. Review of the Agreement. The Parties, assisted by their lawyers, represent that they have carefully reviewed the terms of this Agreement and that they fully understand the contents hereof. The Parties further represent that they are freely and voluntarily assenting to the terms and conditions hereof.

11.2. Análise do Acordo. As Partes, assistidas por seus advogados, declaram que analisaram cuidadosamente os termos deste Acordo e que têm plena ciência sobre o seu conteúdo. As Partes declaram, ainda, que elas consentiram, livremente e voluntariamente, com os termos e condições aqui estabelecidos.

11.3. No Admission or Confession. The Parties agree that by no means shall this Agreement be interpreted as an admission or confession of any past, present or future responsibility or liability by any of the Parties for any reason whatsoever.

11.3. Ausência de Admissão ou Confissão. As Partes concordam que este Acordo não deve ser interpretado, em hipótese alguma e por qualquer que seja a razão, como uma admissão ou confissão acerca de qualquer responsabilidade ou obrigação de qualquer das Partes, seja com relação ao passado, presente ou futuro.

11.4. Off-set. It is hereby agreed between the Parties that the amounts provided for in this Agreement may be discounted and/or offset, at any time and under any title, from the amount of any court order or arbitration award against the Company, its controlling company and any of its subsidiaries, or any company of the group, by any court or tribunal, in Brazil or abroad, resulting from any lawsuit or arbitration proceedings that may be filed by Francisco or on his behalf, except regarding to the Severance Pay, FGTS with the fine of 40% and Quarterly Bonus that can only be discounted and/or offset under the same title.

11.4. Compensação. Fica desde já acordado entre as Partes que os valores objeto do presente Acordo poderão ser descontados e/ou compensados, a qualquer tempo e a qualquer título, do valor de eventual condenação judicial ou decisão arbitral que venha a ser sofrida pela Sociedade, sua controladora e quaisquer das suas subsidiárias, ou por qualquer empresa do grupo, em qualquer juízo ou tribunal, no Brasil ou no exterior, decorrente de ação judicial ou processo arbitral que eventualmente venha a ser promovido por Francisco ou em seu nome, exceto em relação às Verbas da Rescisão, FGTS com a multa de 40% e ao Bônus Trimestral que somente poderão ser descontadas e/ou compensadas sob o mesmo título.

11.5. Entire Agreement. This Agreement contains the entire agreement and understanding concerning the subject matters hereof among the Parties hereto and supersedes all prior or contemporaneous oral or written agreements, communications, proposals and representations with respect to its subject matters and prevails over any conflicting or additional terms of any quote, order, acknowledgement or any similar prior understanding among the Parties. No modification or amendment to this Agreement will be binding, unless in writing and signed by duly authorized representatives of each Party.

11.5. Acordo Integral. Este Acordo constitui o acordo integral e os entendimentos sobre as matérias dispostas neste Acordo entre as Partes e substitui todos os acordos, comunicados, propostas e representações com relação a essas matérias, sejam eles anteriores ou contemporâneos, verbais ou escritos, e prevalecerá sobre qualquer termo conflitante ou adicional acerca de qualquer citação, ordem, reconhecimento ou entendimento similar estabelecido anteriormente entre as Partes. Nenhuma alteração ou aditivo a este Acordo será vinculante, exceto se por escrito e devidamente assinado pelos representantes autorizados de cada Parte.

11.6. Severability. If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement shall remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable. The Parties shall in good faith negotiate and endeavor their best effort to replace an invalid or unenforceable provision by an equivalent valid and enforceable provision.

11.6. Independência das Cláusulas. Se qualquer disposição deste Acordo for considerada inválida ou inexequível por qualquer tribunal de jurisdição competente, as demais disposições deste Acordo permanecerão em pleno vigor e efeito. Qualquer disposição deste Acordo que for considerada inválida ou inexequível somente em parte ou grau será mantida em pleno vigor e efeito na medida em que não for considerada inválida ou inexequível. As Partes deverão negociar de boa-fé e envidar os seus melhores esforços para substituir uma disposição inválida ou inexequível por uma disposição válida e exequível equivalente.

11.7. Enforceability. Any concession or tolerance of a breach by any of the Parties of any obligation related to this Agreement will be considered mere indulgence and will not result in novation, a usable precedent, tacit alteration of its terms, waiver of rights, or an acquired right of the other Party.

11.7. Exigibilidade. Qualquer concessão ou tolerância de um descumprimento de qualquer obrigação relacionada a este Acordo, por qualquer das Partes, será considerado mera tolerância e não resultará em novação, precedente, alteração tácita dos seus termos, renúncia de direitos ou direito adquirido da outra Parte.

11.8.  In the event of Francisco’s breach of the conditions provided under this Agreement, Francisco shall be subject to a fine limited to the amount of the indemnification actually received and indicated in Clause 3.1(a) and Clause 3.1(b), to the extent it has been paid, of this Agreement, excluding the amount of Severance Pay indicated in Clause 2.1 of this Agreement, the Quarterly Bonus indicated in Clause 2.2 of this Agreement and the FGTS with the fine of 40% (indicated in Clause 2.4 of this Agreement). In the event of any default of the provision of Clause 6.1 of this Agreement, the Parties shall apply the provision of Clause 6.1(e). In the event of any existing pending amounts of indemnification indicated in Clause 3.1 (b) of this Agreement to be paid by the Company, they shall automatically be ceased and become void and not be due and the payment of the fine indicated in this item, damages and losses or return of amounts will not prevent Francisco from continuing to comply with any of his obligations undertaken under this Agreement.

11.8. Se Francisco violar as condições previstas neste Acordo, Francisco estará sujeito à uma multa limitada ao valor da indenização efetivamente recebida e indicada na Cláusula 3.1(a) e Cláusula 3.1(b), na medida em que tal indenização tenha sido paga, deste Acordo, excluindo o valor das Verbas da Rescisão indicadas na Cláusula 2.1 deste Acordo, o valor do Bônus Trimestral indicado na Cláusula 2.2 deste Acordo e o FGTS com a multa de 40% (indicado na Cláusula 2.4 deste Acordo). Na hipótese de violação das disposições da Cláusula 6.1 deste Acordo, as Partes deverão observar o disposto na Cláusula 6.1 (e). Na hipótese de haver quantias de indenização indicadas na Cláusula 3.1 (b) deste Acordo pendentes de pagamento pela Sociedade, estas cessarão de ser aplicadas automaticamente, se tornarão nulas e não serão mais devidas e o pagamento da multa indicada neste item, perdas e danos ou devolução de valores à Sociedade, não desobrigarão Francisco de continuar a cumprir suas obrigações assumidas neste Acordo.

11.9. Language. This Agreement shall be drafted and executed both in Portuguese and English languages. In case of discrepancies of interpretation between the English and Portuguese version, the Parties agree that the Portuguese version shall prevail.

11.9. Idioma. Este Acordo é redigido e assinado nos idiomas inglês e português. Em caso de divergências de interpretação entre a versão em inglês e a versão em português, a versão em português deverá prevalecer.

11.10. Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the Federative Republic of Brazil. Any and all controversies or disputes arising out of and/or in connection with this Agreement shall be submitted to and settled by the court of the city of São Paulo, State of São Paulo, Brazil, with the exclusion of any other courts, no matter how privileged they may be.

11.10. Lei Aplicável e Resolução de Conflitos. O presente Acordo será regido e interpretado de acordo com as Leis da República Federativa do Brasil. Todas e quaisquer controvérsias ou disputas decorrentes e/ou relacionadas a este Acordo deverão ser submetida e resolvida no foro da cidade de São Paulo, Estado São Paulo, Brasil, com a exclusão de qualquer outro, por mais privilegiado que possa ser.

IN WITNESS WHEREOF, the Parties and their respective lawyers hereto have executed this Agreement in three (3) counterparts of equal form and content, in the presence of the two (2) undersigned witnesses.
E POR ESTAREM ASSIM JUSTAS E CONTRATADAS, as Partes e seus advogados, assinam o presente Acordo em 3 (três) vias de igual forma e conteúdo, na presença das 2 (duas) testemunhas abaixo assinadas.

São Paulo, May 23, 2017.	São Paulo, 23 de maio de 2017.

Annex I/ Anexo I

Verbas Rescisórias
Aviso Prévio e Média de Aviso	203.076,92
Aviso Prévio ACT	6.153,85
13º Salário e Média	15.384,62
Férias	15.384,62
1/3 das Férias	5.128,21
FGTS	359.103,84
Total	604.232,06